Exhibit 21

TREDEGAR CORPORATION

Virginia

Name of Subsidiary	Jurisdiction of Incorporation

AFBS, Inc.	Virginia
Appomatox Mitigation Holdings LLC	Virginia
Blackjack, LLC	Virginia
Bon L Aluminum LLC	Virginia
Bon L Campo Limited Partnership	Texas
Bon L Holdings LLC	Virginia
Bon L Manufacturing Company	Virginia
The William L Bonnell Company, Inc	Georgia
Bright View Technologies Corporation	Virginia
Buena Vista Holdings, LLC	Virginia
Coan Mill Mitigation, LLC	Virginia
Collany Mitigation, LLC	Virginia
CREB Mitigation LLC	Virginia
El Campo GP, LLC	Virginia
Falling Springs, LLC	Virginia
Guangzhou Tredegar Film Products Company Limited	China
Hampstead Mitigation, LLC	Virginia
Idlewood Properties, Inc.	Virginia
Jackson River Mountain Properties, LLC	Virginia
James River Mitigation, LLC	Virginia
MS Mitigation LLC	Virginia
Pamunkey Farm Mitigation Bank, LLC	Virginia
Red Hill Holdings, LLC	Virginia
Reedy Creek Mitigation, LLC	Virginia
Rose Creek Mitigation, LLC	Virginia
TFP Italia S.r.l.	Italy
Tredegar Brasil Industria de Plasticos Ltda.	Brazil
Tredegar Far East Corporation	Virginia
Tredegar Film Products B.V.	The Netherlands
Tredegar Film Products Company Shanghai, Limited	China
Tredegar Film Products Corporation	Virginia
Tredegar Film Products (Europe), Inc.	Virginia
Tredegar Film Products India Private Limited	India
Trede4gar Film Products Japan KK	Japan
Tredegar Film Products Kft.	Hungary
Tredegar Film Products (Korea), Inc.	Korea
Tredegar Film Products - Lake Zurich, LLC	Virginia
Tredegar Film Products (Latin America), Inc.	Virginia
Tredegar Film Products (U.S.) LLC	Virginia
Tredegar Films Development, Inc	Virginia
Tredegar Films RS Converting, LLC	Virginia
Tredegar Investments, Inc	Virginia
Tredegar Investments II, Inc.	Virginia
Tredegar Performance Films Inc	Virginia
Tredegar Real Estate Holdings, Inc.	Virginia